Exhibit (p)(5)

12.	CODE OF ETHICS - GENERAL

The Company has adopted the following polices and rules of conduct (the “Code”) for all Supervised Persons. The Code is designed to ensure that the high ethical standards maintained by the Company continue to be applied. The excellent name and reputation of the Company continues to be a direct reflection of the conduct of each Supervised Person.

The Code is based upon the principle that the Company and its Supervised Persons owe a fiduciary duty to the Clients of the Company and must conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with the firm, and (iii) abusing their position of trust and responsibility. In meeting its fiduciary responsibilities to its Clients, the Company expects every Supervised Person to demonstrate the highest standards of ethical conduct. Strict compliance with the provisions of the Code, the Advisers Act and all applicable federal securities laws shall be considered a basic condition of employment and association with the Company.

Pursuant to Section 206 of the Advisers Act, both the Company and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of utmost good faith to act solely in the best interest of its Clients.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of the Company in their conduct. Supervised Persons are urged to seek the advice of the Chief Compliance Officer for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code. Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or association with the Company.

All Supervised Persons must promptly report any suspected or apparent violations of this Code to the Chief Compliance Officer. If the Chief Compliance Officer finds that a violation of the Code has occurred, he or she may, in his or her discretion, either submit a written memorandum of such finding and the reasons therefor to a reporting file created for this purpose or, in the event of significant violations of the Code, report the matter to the Outside Adviser. The Outside Adviser shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

A.	General Principles

The Company has adopted the following principles governing personal investment activities by Supervised Persons:

•	Supervised Persons will adhere to the highest standards of ethical conduct.

•	The interests of Client accounts will at all times be placed above the interests of the Company and the Supervised Persons.

•	Appropriate investment opportunities must be offered to Clients first before the Company or any Supervised Person may act on them.

•	All personal securities transactions will be conducted in such a manner as to avoid or mitigate any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	Supervised Persons should not take inappropriate advantage of their positions.

•	Supervised Persons will not engage in any transaction that would be in violation of any agreements with Clients.

•	Supervised Persons that serve as directors or officers of publicly traded companies should be aware of such companies’ own trading policies and restrictions, including any “black-out” periods.

B.	Restrictions and Limitations on Personal Securities Transactions

All Supervised Persons of the Company who have access to non-public information regarding Clients’ securities transactions, or who are involved in making securities recommendations to Clients, or who have access to such recommendations that are non-public (collectively “Access Persons”), are required to report holdings and transactions in “reportable securities” in which they have beneficial ownership.

You may not use confidential or proprietary information, obtained in the course of your employment or association with the Company, for your personal investment purposes or for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Access Persons (and their family members):

1.	Restriction on Participation in IPOs/Allocation

No Access Person may acquire any security in an IPO or follow-on offering unless in an account managed by the firm. From time to time Proficio may receive an allocation from an IPO or follow-on offering. Eligible Clients may provide Proficio with a blanket direction to obtain IPO shares (and to participate in follow-on investments) on their behalf. The Client may revoke its direction if it provides notice reasonably in advance of Proficio making a binding commitment to acquire shares in an IPO or follow-on offering. If more than one Client seeks to participate, Proficio will allocate the total amount of the IPO, block trade (as defined below) or follow-on offering received by Proficio among its Clients as follows:

1)	Proficio will base each Client’s allocation of the offering on the Total AUM of the Client’s account within Proficio. IE: If Account A is 50% of Proficio’s Total AUM, then the Client will receive 50%. If Account B is 25% of Proficio’s Total AUM, then the Client will receive 25% of Proficio’s allocation.
2)	AUM size by account, will be based off banks. IE: An account with $0-$5mm in AUM, will be considered $5mm, $5mm-$10mm will be considered $10mm, $10mm-$20mm will be considered $20mm-$30mm will be considered $30mm, $30-$50mm = $50mm, $50mm-$100mm = $100mm.

3)	When 4 or more Clients are participating, no Client account, despite its size, will be eligible to receive over 50% of Proficio’s total allocation.

All Client allocations will be done with “trade away” costs in mind. IE: If a client receives a small allocation, and will incur an excessive trade away commission relative to the amount of shares obtained, then in Proficio’s sole discretion, Proficio may skip the allocation as not cost-effective and direct the allocation to another Client. Proficio believes that allocations of $150,000 or less of follow-on offerings or block trades (defined as a trade submitted for the sale or purchase of a large number of securities at an arranged price between two parties, sometimes outside of the open markets, to lessen the impact on the security price) pursuant to the rules above will result in excessive transaction costs for individual clients. Accordingly, as of April 5, 2018, the Insurance Dedicated Fund sub-advised by Proficio, shall receive all block trades and follow-on offerings of $150,000 or less.6

2.	Special Permission Required for Private Placements

Access Persons who intend to acquire Private placements of any kind (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) must offer the investment to Proficio’s Chief Investment Officer to determine its potential suitability for other clients of Proficio. as well as the Chief Compliance Officer to determine if there are any legal issues with the purchase. If approved, will be monitored for possible future conflicts of interest.

3.	Disclosure of Private Placements in Subsequent Investment Decisions

Any Access Person who has or acquires a personal position in an issuer through a private placement (excluding any indirect investment in an issuer via a direct or indirect investment in a Client) must affirmatively disclose that interest if such Access Person is involved in consideration of any subsequent investment decision regarding any security of that issuer or an affiliate by any account managed by the Company. In such event, the final investment decision shall be independently reviewed by the Chief Compliance Officer and/or the Outside Adviser. Written records of any such circumstance shall be maintained by the Chief Compliance Officer.

4.	Front-Running and Scalping

Trading while in possession of information concerning trades by the Company or its Clients is called front-running or scalping, and is prohibited by the Company’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Company or a Client just before the Company or Client makes its trade (for example, buying a security just before the Company or a Client buys that security, or selling just before the Company or a Client sells that security).

Scalping is making a trade in the opposite direction just after a trade by the Company or a Client (for example, buying a security just after the Company or a Client stops selling such security, or selling just after the Company or a Client stops buying such security).

Proficio does not buy individual equities (stocks of public companies) except in very limited circumstances. One of these involves certain clients that own individual equities that the Client has directed Proficio to manage. While the PM may consult with Proficio’s Research Department about the advisability of selling certain individual equities, only two individuals in the firm should be aware of the precise timing of the sale, the PM and the trader. The trading and the PM are prohibited from sharing information about the sales timing from other Access Persons and the Research Department until enough time has elapsed to avoid front-running or scalping.

[paragraph updated 9/15/22]

5.	Restricted Security List

The Company may from time to time establish a Restricted Security List that includes all securities where the Company has, or is in a position to receive, material non-public information about a company as a result of a special relationship between the Company or an Access Person and the company. Access Persons of the Company are not allowed to trade or invest in any securities listed on the Restricted Security List without the prior consent of the Chief Compliance Officer.

If any Access Person already holds a security that is on the Restricted Security list and has not received consent from the Chief Compliance Officer, such Access Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security list. All Access Persons are responsible for knowing the contents of the Restricted Security list prior to effecting or soliciting a transaction in a security. Any Access Person who consults the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties.

Important: The Chief Compliance Officer will monitor transactions by Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running, scalping or other inappropriate behavior.

C.	High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of your personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because it may not be possible to close out open transactions. Examples of such activities include short sales of common stock and trading in derivative instruments, such as option contracts to purchase or sell securities at predetermined prices. You should understand that short sales and trading in derivative instruments involve special risks—derivative instruments, for example, ordinarily have greater price volatility than the underlying security—and that the obligations owed by you to the Company or its Clients may heighten those risks. For example, if the Company becomes aware of material, non-public information about the issuer of the underlying securities, you may find yourself “frozen” in a position in securities of the issuer or a derivative security. The Company will not bear any resulting losses to your personal account from the implementation of this Manual.

D.	Restrictions on Disclosures

You may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of Clients to any Person outside the Company (unless such disclosure has been authorized by the Company). You may not communicate material, non-public information to anyone, including Persons within the Company, except as permitted by this Manual. All such information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable.

E.	Review

The Chief Compliance Officer will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Manual which you believe will cause you a hardship. The decision of the Chief Compliance Officer is completely within his or her discretion.

13.	CODE OF ETHICS – PERSONAL SECURITIES TRADING

A.	Transactions and Accounts Covered

1.	Securities Holdings Reports

Each Access Person must instruct their brokers to provide duplicate statements and trading confirmations to the Chief Compliance Officer for all accounts containing “reportable securities”7 in which they have “beneficial ownership” prior to their next statement after becoming an Access Person (a “Securities Holdings Report”). The term “beneficial ownership” is defined by SEC rules. Generally, an Access Person is deemed to have “beneficial ownership” of securities held in the name of:

•	such Access Person’s husband, wife or a minor child;

•	a relative (including in-laws, step-children, or step-parents) sharing the same house as such Access Person;

•	anyone else (including a trust, partnership or other type of entity) if such Access Person:

o	obtains benefits substantially equivalent to ownership of the securities; or

o	can obtain ownership of the securities immediately or at some time in the future.

Access Persons must also provide a statement covering the period when they commenced employment till the time when duplicate statements are issued regularly to the Chief Compliance Officer. Such statements may be provided monthly but not less than quarterly. Where statements are provided less frequently such as private funds or hedge funds, these statements should be provided when issued, whether biannually or annually.

[7]	“Reportable security” means a security as defined in section 202(a)(18) of the Investment Advisers Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

i.	Direct obligations of the Government of the United States;
ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
iii.	Shares issued by money market funds;
iv.	Shares issued by open-end funds other than reportable funds; and
v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

2.	Exempt Securities

The securities listed below are not “reportable securities” and are exempt from the annual and quarterly reporting requirements described above. Therefore, it is not necessary to report such securities in the Securities Holdings Reports and Quarterly Transaction Reports, even if the Access Person has beneficial ownership in such securities:

•	U.S. government direct obligations;

•	Bank certificates of deposit;

•	Bankers’ acceptances;

•	Commercial paper;

•	Repurchase agreements;

•	Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality);

•	Shares of money market funds and other unaffiliated open-end investment companies (mutual funds and open-end exchange traded funds (“ETFs”*)) (shares of mutual funds affiliated with the Company and closed-end funds must be pre-approved); and

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are also exempt from the advance approval requirement and the Quarterly Transaction Report requirement; however, DRIP investments should be reported on an annual basis in the Securities Holdings Report. * We are pre-clearing smaller ETFs due to SEC concerns.

B.	Exemption from Duplicate Statement/Confirm Requirement

Confirmations and Statements are not required for any account over which you have no direct or indirect influence or control. The Chief Compliance Officer has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control.

C.	Responsibility to Report

The responsibility for taking the initiative to order duplicate statements and confirmations is imposed on each Supervised Person that are Access Persons. Any effort by the Chief Compliance Officer to facilitate the reporting process does not change or alter that responsibility.

D.	Review

All Statements/Confirms will be reviewed by the Chief Compliance Officer or his designee.

E.	Securities with Equity-Like (per PCP Research Department) Characteristics

Each Client has a Supervised Persons as their portfolio manager authorized to direct trades in the Client’s accounts. Individual portfolio managers may not direct trades in the following securities with equity-like characteristics: a) closed end funds, b) Exchange Traded Funds under $0.5billion market capitalization, and c) certain fixed income securities (hereafter “Restricted securities”).

Proficio has delegated exclusive responsibility for Restricted Securities within the types and sub-categories below (“Security Types”) to one research department individual per Security Type. This individual (“ST Manager”) determines all Client trades in the individual Restricted Securities (selected from the securities in the Model Portfolio).

ST Managers are required to create a template for the Restricted Securities they choose and invest all assets in conformance with the template to the maximum extent reasonable. The ST Managers shall direct consolidated trades for the securities they choose of the Type requested at the same times for all Clients. All participating accounts will receive securities at comparable prices, allocated (if necessary) in order of the Client with highest percentage of Client assets in the Security Type managed by the assigned portfolio manager to the lowest. The trading desk may bundle or execute trades at different times to ensure best price and execution for all accounts taken as a whole, provided all accounts receive the same or substantially similar prices for the same security.

Portfolio managers that do not have discretion of the Security Type may only specify the percentage of their portfolio they need allocated to a Security Type (not individual names). Portfolio managers shall periodically inform the ST Manager of the available funds for each Security Type needed for accounts they manage. An investment committee comprised of the Chief Investment Officer and all portfolio managers shall periodically review the ST Manager’s templates and may make suggestions both for securities in the template or in the Model Portfolio but the ST Manager retains ultimate discretion.

Security Type	Sub Categories (if applicable)
Fixed to Floats	Junk	Investment Grade	Investment Grade Mixed	Junk Mixed
Fixed Investment Grade		Investment Grade
Fixed High Yield	Junk
True Alts
Equity Domestic	Low Beta	Market Beta
Equity International	Low Beta	Market Beta

Purpose of the revision. As Proficio evolved from a family office to a registered office where portfolio managers manage both family and other people’s money (OPM), the number of accounts and trading increased as Proficio on-boarded assets and different portfolios had different bespoke needs at different times. Other methods of preventing favoritism toward family clients in securities with equity-like characteristics when trading proved cumbersome and could potentially hurt Clients that are family members. This revision will benefit clients through consolidated trading (larger trades generally result in best execution) and enabling ST Managers to develop in-depth knowledge of a specific Security Type.

14.	CODE OF ETHICS – CONFLICTS OF INTEREST AND PROHIBITED TRANSACTIONS

It is a violation of your duty of loyalty to the Company, without the prior written consent of the Chief Compliance Officer, to:

•	accept, directly or indirectly, from any Person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account, unless, to the extent required by a Client’s operating agreements, all or a portion of such compensation is offset against and results in a reduction in management fees otherwise payable by the Company’s Client; or

•	acquire, directly or indirectly, any stock or financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

Each Supervised Person of the Company shall prepare and execute Annex G and Annex H on an annual basis and deliver these executed documents to the Chief Compliance Officer.

15.	CODE OF ETHICS – SPREAD OF FALSE INFORMATION

The Company unequivocally prohibits and forbids any Supervised Persons from communicating or transmitting “false rumors” or other information regarding any portfolio company or investment institution which such Person does not know or reasonably believe to be true to any Person outside of the Company for any reason.

If the Chief Compliance Officer, upon due investigation, finds that any Supervised Person has engaged in the spread of false rumors or information as described above, the Chief Compliance Officer may impose sanctions including, but not limited to, dismissal of the Person or Persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities. Supervised Persons who become aware of a violation of this Section 14 are required to promptly report the violation to the Chief Compliance Officer.

16.	CODE OF ETHICS – GIFTS AND ENTERTAINMENT

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Supervised Persons are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Supervised Persons should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Supervised Persons should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding business transactions involving the Company. Supervised Persons should contact the Chief Compliance Officer to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. Entertainment also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). Nevertheless, no gift or entertainment may be accepted or given, regardless of value, if the gift or entertainment creates an appearance of impropriety.

The Company has adopted the following principles and procedures governing gifts and entertainment with respect to service providers, counterparties and others conducting business with or seeking to conduct business with the Company:

•	Supervised Persons may not offer, accept or solicit gifts, gratuities, trips, or other accommodations which might create or appear to create a conflict of interest, interfere with the impartial discharge of the Supervised Person’s responsibilities to Clients, or place the Company in a difficult or embarrassing position.

•	All gifts or entertainment must be reported to the Chief Compliance Officer to be entered into the log of gifts and entertainment. Gifts or entertainment of significant value offered must be approved by the Chief Compliance Officer.

•	Supervised Persons may not request or solicit gifts, personal services or particular entertainment events.

•	No gift of cash or cash equivalents may be accepted.

•	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.

Notwithstanding anything in this section to the contrary, where there is a law, regulation or Client policy that applies to the giving or receiving of gifts of even nominal value, such law, rule or policy must be followed. For example, limitations or prohibitions may exist in providing gifts and entertainment to state officials acting in an official capacity, and additional reporting requirements may exist when giving gifts to or receiving gifts from union officials or officers or employees of state or local retirement plans. Accordingly, Supervised Persons are strongly encouraged to bring any issues regarding the giving of gifts to or receipt of gifts from such Persons to the prompt attention of the Chief Compliance Officer, even if the gift is not of significant value.

17.	CODE OF ETHICS – “PAY TO PLAY” RESTRICTIONS

The Pay-to-Play Rule generally (i) imposes a two-year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made, (ii) prohibits soliciting contributions and payments, and (iii) prohibits the Company from paying third parties for soliciting government clients. The rule applies where an investment adviser provides advisory services directly to a state or local government entity or to an investment pool in which a state or local governmental entity invests.

The Company does not solicit government entities to use advisory services of the Company or provide advisory services to government entities. As a result, it does not have procedures with respect to campaign contributions by its personnel. The Company will implement policies and procedures to comply with Rule 206(4)-5 if it decides in the future to solicit government entities to use advisory services of the Company.

18.	CODE OF ETHICS – FCPA PREVENTION OF BRIBERY

The Company and its Supervised Persons are required to comply with all applicable anti-bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates or invests, including the Foreign Corrupt Practices Act of 1977 (“FCPA”). Likewise, many countries in which the Company operates or invests are signatories to the Organization of Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Conventions”). The Company prohibits any of its Supervised Persons from making any corrupt payment to improperly obtain or retain business anywhere in the world.

19.	CODE OF ETHICS – OUTSIDE ACTIVITIES

You must obtain prior approval from the Chief Compliance Officer of any outside activity which involves:

•	a time commitment that would prevent you from performing your duties for the Company or that would otherwise be restricted or prohibited by the governing documents of a Client;

•	your active participation in any business in the financial services industry or otherwise in competition with the Company; or

•	serving as a director (except as noted below with regard to portfolio companies), officer, or general partner of any business, corporation or partnership (excluding family owned businesses and charitable and non-profit organizations).

An outside activity may never:

•	present a substantial risk of confusing Clients or the public as to the capacity in which the Supervised Person is acting;

•	pose a reputational risk for the Company;

•	inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of the Company or its Clients; or

•	involve use of the Company’s Clients or proprietary information.

Notwithstanding the foregoing, except in conjunction with an investment by a Client or other Client in an operating company, you may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities without the consent of the Chief Compliance Officer.

The Chief Compliance Officer may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received.

Contact Person(s): Refer all questions concerning the Company’s Code of Ethics to the Chief Compliance Officer and/or the Outside Adviser.